Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Incentive Award Plan of American Campus Communities, Inc. of our reports dated March 1, 2010, with respect to the consolidated financial statements of American Campus Communities, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of American Campus Communities, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, TX
May 13, 2010